Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is dated as of February 3, 2017 (the “Effective Date”) made between Stereotaxis, Inc. (“Stereotaxis”), including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively “Stereotaxis”) and with William C. Mills III, together with his heirs, executors, administrators, successors and assigns (“Employee”).

WHEREAS, Stereotaxis and Employee entered into an Executive Employment Agreement dated May 30, 2014 (said agreement and any and all amendments collectively, the “Employment Agreement”), and now desire to terminate their employment relationship and settle all legal rights and obligations resulting from Employee’s employment with Stereotaxis.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Separation Date. Employee’s employment with Stereotaxis will terminate effective as of the Effective Date. By mutual agreement with the Board of Directors of the Company (the “Board”), Employee hereby resigns and terminates his employment relationship with the Company (and as a director of the Board, as set forth more specifically below) under circumstances that entitle him to severance under Section 14 of the Employment Agreement as if Employee had been terminated from employment “without Cause.” Stereotaxis further acknowledges that the termination of Employee’s employment renders him eligible for unemployment insurance benefits under M.G.L. c. 151A. The Company shall give Employee a reasonable opportunity to review and comment to the Company on any draft of written public disclosures concerning any of his resignations, including without limitation a Form 8-K and a press release; provided that after receiving and considering any input from Employee, the Company retains complete discretion to determine the content of any such public disclosures to be made by the Company.

2.	Consistent with the Employment Agreement, in consideration for Employee’s execution of, and subject to the terms and conditions of this Severance Agreement and Release, Stereotaxis agrees as set forth below. In the event of a conflict between the terms of the Employment Agreement and the benefits described below, this Agreement shall control:

(a)	Severance. Employee will receive an amount equal to Employee’s annual base salary in effect as of the date immediately prior to the Effective Date (such annualized amount equal to $489,250), as severance pay less deductions required by law. Employee’s severance will payable over the twelve (12) month period following the Effective Date (the “Separation Period”) in accordance with Stereotaxis’ regular payroll schedule in effect on the Effective Date and will commence once the revocation period set forth in section 6(e) has elapsed without Employee revoking this Release. The severance pay payable as salary continuation under this Section 2(a) will be offset by the amount of any compensation Employee receives during the Severance Period from another employer or as an independent contractor, including fees for service on a board of directors, board of trustees, advisory board or comparable board, except for fees for service on any such boards of which Employee is a member as of the Effective Date, the fees for which shall not be subject to offset. Employee agrees to notify the Company of the receipt of any such third party employer or independent contractor compensation, and agrees to inform any such third party employer or independent contractor of the obligation to so inform the Company pursuant to this Agreement.

(b)	Insurance. (i) If the Employee elects to continue his medical and dental benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall pay the same amount for such coverage as if he had remained employed by the Company with such amounts deducted from the severance payable under subsection 2(a) above and the Company shall pay the remaining portion of the required monthly COBRA premium for (A) up to the first twelve (12) months following the Effective Date or (B) if earlier, the date the Employee becomes eligible for comparable benefits from another employer. Thereafter, Employee shall be responsible to pay the cost to continue group medical insurance under COBRA.

(ii) The Company shall maintain in full force and effect, for one year following the Effective Date, for the continued benefit of the Employee (and his spouse and dependents, if applicable), all life insurance, accident, and disability plans and programs in which the Employee was entitled to participate immediately before the occurrence of the event(s) giving rise to his separation, provided that the continued participation is possible under the general terms and provisions of such plans and programs. If the continued participation in any such plan or program is barred, the Company shall arrange to provide the Employee, upon comparable terms, with benefits substantially similar to the benefits to which the Employee would have otherwise been entitled under such plans and programs. Employee’s receipt, from a new employer, of any of the benefits described in this subsection shall not eliminate the Company’s obligations to provide the Employee with such benefits (or their equivalent), but shall act as an offset to the Company’s obligations hereunder.

(c)	PTO and Salary. No later than February 13, 2017, the Company shall pay Employee $75,445.64 less deductions required by law, representing 320.75 hours of accrued but unused Paid Time Off. In addition, the Company shall pay Employee for all remaining salary due to him for his employment through the Effective Date no later than the Company’s first regular payroll date following the Effective Date. The Company shall also reimburse Employee for any unreimbursed business expenses, subject to the Company’s business expense reimbursement policies and practices.

(d)	Acceleration of Vesting. Notwithstanding anything in any stock plan or award agreement to the contrary, Employee’s award(s) under any Stereotaxis stock plan (including without limitation awards of stock options, stock appreciation rights and restricted share units) shall become fully vested. In addition, for purposes of any and all such awards, Employee’s employment shall be considered to have been terminated involuntarily without Cause.

(e)	Board Seat. Employee agrees to, and by executing this Agreement does hereby, resign as a member of the Board. In his capacity as a director, Employee also hereby waives notice of and consents to the holding of any special meetings of the Board held prior to the date hereof to discuss the subject matter of this Agreement and agrees and consents that any and all lawful business transacted at such meeting(s) (or any adjournment(s) thereof) were valid and legal and of the same force and effect as if such meeting(s) (or adjourned meeting) were held after notice duly given.

(f)	Out-of-Pocket Expenses. In addition, notwithstanding anything to the contrary in the Employment Agreement, Employee shall be reimbursed, up to an aggregate maximum of $10,000, for reasonable out-of-pocket expenses, including reasonable legal fees and expenses, incurred in connection with the negotiation of this Agreement, any judicial or other proceeding to enforce his rights under this Agreement or the Employment Agreement or to construe, determine or defend the validity of either such agreement.

3.	With the exception of Section 2(c), the parties agree that the compensation and benefits described above provided Employee by Stereotaxis represent additional compensation and benefits to which Employee would not be entitled absent this Agreement, and constitute the total compensation and benefits payable by Stereotaxis to Employee with regard to Employee’s employment by Stereotaxis and its termination, and that no other compensation, commissions, bonuses, benefits or payments of any kind will be paid other than the amounts set forth above.

4.	Employee hereby waives and releases Stereotaxis, its subsidiaries, related, parent and affiliated corporations and business entities, their successors and assigns, and their past and present officers, directors, shareholders, employees and agents (the “Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, since the beginning of time through the date of this Agreement, including, but not limited to, any claim Employee may have under any agreements which Employee may have with any of the Released Parties, any claims that arose as a consequence of Employee’s employment by Stereotaxis or service as a member of the Board, or arising out of the termination of the employment or director relationship, or arising out of any acts committed or omitted during or after the existence of the employment or director relationship through the date of this Agreement. Such release and waiver of claims will include, but shall not be limited to, those claims which were, could have been, or could be the subject of an internal grievance or appeal procedure or an administrative or judicial proceeding filed either by Employee or on Employee’s behalf under any federal, state or local law or regulation, any claim of discrimination under any state or federal statute, regulation or ordinance including, but not limited to Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Older Worker Benefit Protection Act, the Missouri Human Rights Act, City of St. Louis Ordinance 62710, any other federal, state or local law, ordinance or regulation regarding employment, discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other actions at common law, in contract or tort, all claims for lost wages, bonuses, commissions, benefits, expenses, severance, service letter, re-employment, compensatory or punitive damages, attorney’s fees, and all claims for any other type of legal or equitable relief. Employee further waives all rights to future employment with Stereotaxis and agrees not to apply for employment with Stereotaxis.

Notwithstanding anything to the contrary in the foregoing, this Release does not affect (i) any rights Employee may have under any “employee benefit plan” (as defined at 29 U.S.C. § 1002(3)) of Stereotaxis; (ii) any rights or interests of Employee in his capacity as a shareholder of Stereotaxis; (iii) any rights to stock options, stock appreciation rights and restricted share units previously granted to Employee (“Employee Equity Rights”), subject to applicable plans and agreements; (iv) any rights of Employee to indemnification, including without limitation rights pursuant to the November 2, 2016 Indemnification Agreement (the “Indemnification Agreement”) and the Amended and Restated Bylaws of Stereotaxis, Inc. (the “Bylaws”); and (v) any rights to insurance coverage under any directors and officers or comparable liability insurance policy. In addition, if any of the Released Parties other than the Company pursues any legal proceeding against Employee based on any claim that accrued on or before the Effective Date, Employee’s release of such Released Party shall be of no force or effect.

5.	Employee covenants not to sue or otherwise make any claims against Stereotaxis or any other party released herein with respect to any claim released pursuant to this Agreement.

6.	By execution of this document, Employee expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”).

(a)	Employee acknowledges that Employee’s waiver of rights or claims refers to rights or claims arising under the ADEA is in writing and is understood by Employee.

(b)	Employee expressly understands that by execution of this document, Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed.

(c)	Employee acknowledges that the waiver of Employee’s rights or claims arising under the ADEA is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Employee is entitled.

(d)	Employee acknowledges that Stereotaxis expressly advised Employee to consult an attorney of Employee’s choosing prior to executing this document and that Employee has been given a period of not less than forty-five (45) days within which to consider this Agreement.

(e)	Employee acknowledges that Employee has been advised by Stereotaxis that Employee is entitled to revoke (in the event Employee executes this document) Employee’s waiver of rights or claims arising under the ADEA within seven (7) days after executing this document by notifying Stereotaxis in writing at: Stereotaxis, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attn: VP of Human Resources that Employee intends to revoke this waiver and that said waiver will not and does not become effective or enforceable until the seven (7) day period has expired. Employee agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until the seven (7) day revocation period has expired and Employee has not revoked this waiver. Such revocation shall not apply to Employee’s resignation from the Board.

7.	Employee agrees not to (a) disclose or use confidential information of Employer required to be kept confidential under the Employment Agreement, (b) violate any covenants of non-competition or any other surviving terms or conditions of the Employment Agreement, (c) disparage Employer or make or solicit any comments, statements, or the like to the media or to any third party that may be considered to be derogatory or detrimental to the good name and/or business reputation of Employer, including its directors, officers, employees, agents, representatives and customers.

8.	Employee agrees to promptly return to Stereotaxis any and all electronic media files, company keys, company vehicles, credit cards, equipment, documents, papers, records, notes, memoranda, plans, files, and other records containing information concerning Stereotaxis or its employees, customers, or operations, and any other information or materials required to be returned pursuant to the Employment Agreement. This shall not be construed to apply to materials related to Employee’s employment or compensation terms, materials related to Employee Equity Rights, other materials related to Employee’s status and rights as a shareholder or materials concerning information within the public domain (other than as a result of an unauthorized disclosure by Employee).

9.	The parties intend that all payments and benefits provided hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder, and that the provisions of Section 19 of the Employment Agreement shall not be applicable thereto.

10.	Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law or to be contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, government regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements.

11.	The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Stereotaxis or anyone released hereby, of any liability, error, violation or omission.

12.	This Agreement shall be governed by, and construed and interpreted according to, the laws of the State of Missouri and whenever possible, each provision herein shall be interpreted in such manner as to be effective or valid under applicable law.

13.	The parties acknowledge this Agreement constitutes the entire agreement between them superseding all prior written and oral agreements or understandings between them, with the exception of any terms and conditions of the Employment Agreement that survive its termination, consisting of Sections 7 through 11 thereof and the acknowledgements in Section 12 thereof, and any rights excepted from the Release herein, including without limitation the Indemnification Agreement, indemnification rights under the Bylaws, and any and all agreements and governing documents with respect to Employee Equity Rights or other equity rights.

14.	This Agreement may not be modified, altered or changed except by written agreement signed by the parties hereto.

15.	Employee acknowledges that the only consideration for Employee signing this Agreement are the terms stated above and that no other promise, agreement, statement or representation of any kind has been made to Employee by any person or entity to cause Employee to sign this Agreement, and that Employee (a) has read this Agreement, (b) has had a reasonable amount of time to consider its terms, (c) is competent to execute this Agreement, (d) has had an adequate opportunity to discuss this Agreement with an attorney and has done so or has voluntarily elected not to do so, (e) fully understands the meaning and intent of this Agreement, and (f) is voluntarily executing it of Employee’s own free will.

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AGREED TO AND ACCEPTED:

/s/ William C. Mills III
William C. Mills III

STEREOTAXIS:

By:	/s/ David L. Fischel
Name:	David L. Fischel
Title:	Chairman & Acting CEO
Date:	February 3, 2017